Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

FMC CORPORATION

and

LIVENT CORPORATION

Dated as of October 15, 2018

TABLE OF CONTENTS
__________________

Page

Article I
Definitions

Section 1.01. Certain Definitions	6

Article II
The Separation

Article III
IPO; Pre-IPO Transactions

Section 3.01. The IPO	30
Section 3.02. Conditions Precedent to Consummation of the IPO	31

Article IV
The Distribution

Section 4.01. The Distribution	32
Section 4.02. Actions Prior to the Distribution	33
Section 4.03. Conditions to Distribution	33

Article V
Affirmative covenants

Section 5.01. Consents and Governmental Approvals	34
Section 5.02. Licenses and Permits	35
Section 5.03. Termination of Inter-Company Accounts and Agreements	35
Section 5.04. Financing Arrangements; Separation Payment	35
Section 5.05. Guarantees	35

Section 5.06. Bank Accounts; Cash Balances	36

Article VI
Exchange of Information; Confidentiality

Article VII
Insurance Matters

Article VIII
Mutual Releases; Indemnification

Article IX
Miscellaneous

Section 9.01. Termination	55
Section 9.02. Expenses	56
Section 9.03. Dispute Resolution	56
Section 9.04. Governing Law; Exclusive Forum	56

3

4

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of October 15, 2018, is by and between FMC CORPORATION, a Delaware corporation (“Parent”), and LIVENT CORPORATION, a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to separate the Lithium Business from the Parent Business (the “Separation”);

WHEREAS, the Company has been incorporated for this purpose and has not engaged in activities except in preparation for the Separation and the exchange, sale and distribution of its stock;

WHEREAS, in furtherance of the foregoing, on or prior to the date of the consummation of the IPO (the “Separation Date”), Parent transferred to the Company the capital stock and equity interests of the Lithium Subsidiaries (which then held substantially all of the Lithium Assets and had previously assumed the Lithium Liabilities in accordance with the Plan of Reorganization, all as more fully described in this Agreement, the Ancillary Agreements and the Plan of Reorganization) (the “Contribution”) and, in exchange therefor, the Company (i) issued to Parent, on or prior to the date hereof, shares of Company Common Stock, and (ii) shall pay Parent, following the Separation Date, an amount in cash equal to the net cash proceeds from the sale of shares of Company Common Stock in the IPO (including the net cash proceeds from the exercise of any over-allotment option), as determined in good faith by the Company Board, or any committee thereof, which determination shall be conclusive (the “Separation Payment”);

WHEREAS, the Parent Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for an offer and sale to the public of a limited number of shares of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), to take place pursuant to a registration statement on Form S-1, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”);

WHEREAS, in connection with the Pre-IPO Restructuring Transactions, the Company has entered into the Company Financing Arrangements;

WHEREAS, after the IPO, Parent intends to transfer shares of Company Common Stock to stockholders of Parent by means of one or more distributions by Parent to its stockholders of shares of Company Common Stock or one or more offers to stockholders of Parent to exchange their Parent Common Stock for shares of Company Common Stock (any combination thereof, the “Distribution”);

5

WHEREAS, for U.S. federal and state income tax purposes, it is intended that (i) the Contribution and Distribution, if effected, taken together, will qualify as a “reorganization” within the meaning Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Distribution and the Separation Payment, if effected, will qualify as tax-free transactions by reason of Sections 355 and 361 of the Code (in each case, also qualifying for such treatment under the corresponding provisions of state Law);

WHEREAS, this Agreement, together with the Ancillary Agreements, Local Separation Agreements and other documents implementing the Separation, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth herein and in the Ancillary Agreements the principal corporate transactions required to effect the Separation (including the Pre-IPO Restructuring Transactions), the Company Financing Arrangements, the Contribution, the IPO, and the Distribution, if effected, and certain other agreements that will govern certain matters relating thereto (collectively, the “Transactions”), and the relationship of Parent, the Company and their respective Subsidiaries following the IPO, including as set out in the Shareholders’ Agreement between Parent and the Company entered into in connection with the IPO, as amended, modified or supplemented from time to time (the “Shareholders’ Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

Article I
Definitions

Section 1.01. Certain Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Additional Company Transfer Documents” has the meaning set forth in Section 2.06.

“Additional Parent Transfer Documents” has the meaning set forth in Section 2.06.

“Additional Transfer Documents” has the meaning set forth in Section 2.06.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession,

6

directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Separation Date, solely for purposes of this Agreement, (1) no member of the Lithium Group shall be deemed to be an Affiliate of any member of the Parent Group and (2) no member of the Parent Group shall be deemed to be an Affiliate of any member of the Lithium Group.

“Agreement” means this Separation and Distribution Agreement, including all of the schedules and exhibits hereto.

“Ancillary Agreements” means the Shareholders’ Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Trademark License Agreement, the Registration Rights Agreement, the Local Separation Agreements, the Additional Transfer Documents and any other agreements, instruments or certificates related thereto or to the Transactions and including any exhibits, schedules, attachments, tables or other appendices thereto.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other legal and business books, records, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form;

(b) all apparati, computers and other electronic data processing and communication equipment, telephone and facsimile numbers, fixtures, machinery, furniture, office equipment, IT Assets, automobiles, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models, and other tangible personal property;

(c) all inventories of materials, parts, biological materials, lithium minerals or metals, concentrates, analytical and research materials, raw materials, supplies, and work-in-process and finished goods and products, in each case of whatever kind, nature or description;

(d) all interests in real property of whatever nature, including but not limited to easements, servitudes, land use and mineral rights, leases, licenses, subleases or security interests, whether as owner, mortgagee, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Person, all bonds, notes, debentures or other securities issued by any Person, all loans, advances or other extensions of credit or capital contributions to any Person and all other investments in any Person;

7

(f) all leases of personal property, open purchase orders for raw materials, supplies, parts or services, and other similar Contracts;

(g) all deposits, letters of credit, and performance and surety bonds;

(h) all Intellectual Property;

(i) all IP/IT Contracts;

(j) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, designs, formulations and specifications, quality records and reports, and other books, records, studies, surveys, reports, plans and documents, other than any Intellectual Property in any of the foregoing;

(k) all prepaid expenses, trade accounts, and other accounts and notes receivable;

(l) all Contracts and rights thereunder, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, and all claims, choices in action and similar rights, whether accrued or contingent;

(m) all employee Contracts, including the right thereunder to restrict an employee thereunder from competing in certain respects;

(n) all rights under insurance policies and all rights in the nature of insurance, indemnification, recovery or contribution;

(o) all licenses, permits, approvals, consents, registrations and authorizations, including, without limitation, marketing authorizations for any products requiring such to be sold, which have been issued by or obtained from any Governmental Authority;

(p) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity, and all bank accounts, lock boxes and other deposit arrangements, and all brokerage accounts;

(q) all receivables from Tax authorities; and

(r) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Bromborough Indemnity Deed” means that certain Deed of Indemnity, dated as of December 28, 2017, by and among FMC Chemicals Limited (a Lithium Subsidiary), Parent, FMC Chemicals Pension Plan Limited (a Lithium Subsidiary), and certain other parties named therein, with respect to the indemnification of certain

8

Liabilities associated with the winding-up of the FMC Chemicals Pension Plan. For the avoidance of doubt, any Liabilities of any member of the Parent Group arising out of or relating to the Bromborough Indemnity Deed shall be a Lithium Liability and subject to the rights and obligations of the parties in Article VIII of this Agreement.

“Business” means the Lithium Business or the Parent Business, as the context requires.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are authorized or obligated by Law to be closed in New York, New York.

“Code” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the preamble hereto.

“Company Accounts” has the meaning set forth in Section 5.06(b).

“Company Balance Sheet” means the consolidated balance sheet of the Company as set forth in the IPO Registration Statement.

“Company Board” means the Board of Directors of the Company.

“Company Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records of each member of the Lithium Group, (b) all books and records primarily relating to (i) Lithium Participants, (ii) the purchase of materials, supplies and services for the Lithium Business, and (iii) dealings with customers of the Lithium Business, and (c) all files relating exclusively to any Lithium Asset, Lithium Liabilities, or any Action the Liability of which is a Lithium Liability.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Credit Facility” means that certain Credit Agreement, dated as of September 28, 2018, by and among the Company and FMC Lithium USA Corp., a Delaware corporation, as borrowers, certain Subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent for the lenders, as may be amended and restated, supplemented or otherwise modified from time to time.

“Company Debt Obligations” means all Indebtedness of the Company or any member of the Lithium Group, including without limitation Indebtedness incurred pursuant to the Company Financing Arrangements.

“Company Financing Arrangements” means the Company Credit Facility.

“Company Indemnitees” has the meaning set forth in Section 8.03.

9

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument, indenture, note or other commitment that is binding on any Person or any part of its property under applicable Law.

“Contribution” has the meaning set forth in the recitals.

“Covered Claims” has the meaning set forth in Section 7.04.

“Disclosing Party” has the meaning set forth in Section 6.09(a).

“Disclosure Documents” means any form, statement, schedule or other material filed with or furnished to the SEC or any other Governmental Authority by or on behalf of any party or any of its controlled Affiliates, and also any information statement, prospectus, offering memorandum, offering circular or similar disclosure document (including in connection with the IPO) and any schedule thereto or document incorporated therein by reference, whether or not filed with or furnished to the SEC or any other Governmental Authority.

“Dispute” has the meaning set forth in Section 9.03.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date of the Distribution or, if no Distribution has occurred, the date that Parent ceases to hold in excess of 50% of the outstanding shares of Company Common Stock.

“Employee Matters Agreement” means the Employee Matters Agreement, dated on or about the Separation Date, by and between Parent and the Company, including all schedules and exhibits thereto, as amended, modified or supplemented from time to time.

“Environmental Law” means any Law relating to (A) human or occupational health and safety; (B) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources); or (C) Hazardous Materials including any Law relating to exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release or threatened Release of, any Hazardous Material and any Law relating to recordkeeping, notification, disclosure, registration and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, reclamation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or

10

other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) (i) Environmental Law, (ii) actual or alleged generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal, or arrangement for the transportation or disposal, of any Hazardous Material, or (iii) actual or alleged presence, Release or threatened Release of, or exposure to, any Hazardous Material (including to the extent relating to the actual or alleged exposure to Hazardous Material, any claims that arise under, or are covered by, workers’ compensation laws and/or workers’ compensation, disability or other insurance providing medical care and/or compensation to injured workers) or (b) Contract or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means Governmental Approvals relating to or required by Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Lithium Litigation Matters” means those matters set forth on Schedule 1.01 under the heading “Existing Lithium Litigation Matters.”

“FIFO Basis” means, with respect to the payment of claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a member of the Parent Group or the Lithium Group is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority, and any financial instruments or assurances required to be maintained in connection with such Governmental Approvals.

“Governmental Authority” means any nation or Government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, Government and any executive official thereof. As used in this definition, “Government” is meant to include all levels and subdivisions of any U.S. or non-U.S. governments (i.e., local, regional or national, and administrative, legislative or executive).

11

“Group” means either the Lithium Group or the Parent Group, as the context requires.

“Guarantee” has the meaning set forth in Section 5.05.

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, Per- and Polyfluoroalkyl Substances (PFAs) or polychlorinated biphenyls (PCBs); and (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, living or genetically modified materials, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, under any Environmental Law.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all capital lease obligations of such Person and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

“Indemnifying Party” has the meaning set forth in Section 8.06(a).

“Indemnitee” has the meaning set forth in Section 8.06(a).

“Indemnity Payment” has the meaning set forth in Section 8.06(a).

“Independent Directors” has the meaning set forth in Section 9.03.

“Information” means all information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software (including all source code of such programs and software), marketing plans, customer names, communications by or to attorneys (including attorney-client privileged

12

communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, personnel or business information or data.

“Insurance Proceeds” means those monies:

(a) received by an insured from a third-party insurance carrier;

(b) paid by a third-party insurance carrier on behalf of the insured; or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case net of any deductibles, self-insured retentions, claims handling and administrative costs, Tax surcharges, state assessments, reinsurance costs and other related costs or expenses incurred in the collection thereof and excluding, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.

“Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign (i) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (iii) copyrights and copyrightable subject matter and all applications and registrations therefor, (iv) any and all trade secrets, confidential data and technical information, including practices, techniques, methods, processes, inventions, developments, specifications, formulations, manufacturing processes, structures, chemical or biological manufacturing control data, analytical and quality control information and procedures, pharmacological, toxicological and clinical test data and results, stability data, studies and procedures and regulatory information (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) databases and data collections and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IP/IT Contracts” means all Contracts related to Intellectual Property and/or IT Assets.

“IPO” has the meaning set forth in the recitals.

“IPO Registration Statement” means the registration statement on Form S-l (File No. 333-183254) filed under the Securities Act, pursuant to which the Company Common Stock to be issued in the IPO will be registered, together with all amendments

13

thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

“IT Assets” shall mean computers, hardware, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets, including all associated documentation related to any of the foregoing.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority.

“Liabilities” means any and all Indebtedness, claims, debts, Taxes, liabilities, demands, causes of action, Actions and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, without limitation, those arising under any Law, Action or judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“License” has the meaning set forth in Section 2.09(a).

“Licensed IP” has the meaning set forth in Section 2.09(a).

“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“linked” has the meaning set forth in Section 5.06(b).

“Lithium Assets” has the meaning set forth in Section 2.03.

“Lithium Business” means all of the businesses and operations of the Company and the members of the Lithium Group as described in the IPO Registration Statement.

“Lithium Group” means the Company, each Lithium Subsidiary and each other Person that either (x) is controlled directly or indirectly by the Company immediately after the Separation Date or (y) becomes controlled by the Company following the Separation Date.

“Lithium Intellectual Property” means all Intellectual Property owned by Parent or any of its Subsidiaries that are exclusively used or exclusively held for use in the Lithium Business as of the Separation Date (other than any Parent Asset).

14

“Lithium IP/IT Contracts” means all IP/IT Contracts entered into by Parent or any of its Subsidiaries that are exclusively used and exclusively held for use in the Lithium Business as of the Separation Date.

“Lithium IT Assets” means all IT Assets owned by Parent or any of its Subsidiaries that are exclusively used or exclusively held for use in the Lithium Business as of the Separation Date.

“Lithium Liabilities” has the meaning set forth in Section 2.04(a).

“Lithium Participants” has the meaning set forth in the Employee Matters Agreement.

“Lithium Subsidiaries” means all of the Subsidiaries of the Company as of the Separation Date, after giving effect to the Pre-IPO Restructuring Transactions, including, for the avoidance of doubt, the Subsidiaries listed on Schedule 1.01 under the heading “Lithium Subsidiaries.”

“Local Separation Agreements” means each of the asset transfer agreements, share transfer agreements, business transfer agreements, certificates of demerger and merger and other agreements and instruments that provide for the transfer or assumption of Lithium Assets and Lithium Liabilities by a member of the Parent Group to a member of the Lithium Group as contemplated by the Plan of Reorganization.

“Losses” means any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from third-party claims, including the costs and expenses of (i) any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and (ii) the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“NYSE” means the New York Stock Exchange.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Accounts” has the meaning set forth in Section 5.06(b).

“Parent Assets” has the meaning set forth in Section 2.03(b).

“Parent Board” has the meaning set forth in the recitals.

“Parent Books and Records” means originals or true and complete copies thereof, including electronic copies (if available) of (a) minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records, of the Parent Group; (b) all books and records relating to (i) Parent Participants, (ii) the purchase of materials, supplies and services for the Parent Business and (iii) dealings with customers of the Parent Business; and (c) all files relating to any

15

Action the Liability with respect to which is a Parent Liability. Notwithstanding the foregoing, “Parent Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes and shall not include Company Books and Records.

“Parent Business” means any business or operations of the Parent Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than the Lithium Business.

“Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.

“Parent Credit Facilities” means any outstanding Indebtedness of Parent and its Subsidiaries incurred prior to the Separation Date, of whatever sort, nature or description.

“Parent Environmental Liabilities” means all Environmental Liabilities to the extent that they constitute Parent Liabilities.

“Parent Group” means Parent, each of the Retained Subsidiaries and each other Person that either (x) is controlled directly or indirectly by Parent immediately after the Separation Date or (y) becomes controlled by Parent following the Separation Date; provided, however, that neither the Company nor any other member of the Lithium Group shall be members of the Parent Group.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Parent Liabilities” has the meaning set forth in Section 2.04(b).

“Parent Participants” has the meaning set forth in the Employee Matters Agreement.

“Parent Policies” has the meaning set forth in Section 7.02.

“Parent Transaction” has the meaning set forth in Section 6.09(e).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or any Governmental Authority.

“Plan of Reorganization” shall mean that certain FMC Corporation Lithium Spin Transaction plan, dated as of September 21, 2018.

“Policies” or “Policy” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance, captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

16

“Post-Separation Insurance Arrangements” has the meaning set forth in Section 7.03.

“Pre-IPO Restructuring Transactions” means all of the transactions described in the Plan of Reorganization that occur on or prior to the IPO.

“Privilege” has the meaning set forth in Section 6.11(a).

“Receiving Party” has the meaning set forth in Section 6.09(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the Separation Date, by and between Parent and the Company, as amended, modified or supplemented from time to time.

“Related Claim” has the meaning set forth in Section 7.04(d).

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into, onto, within or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or into, through, or within any property, building, structure, fixture or equipment.

“Retained Subsidiaries” has the meaning set forth in Section 2.03(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Segregated Account” has the meaning set forth in Section 2.11(b).

“Separation” has the meaning set forth in the recitals.

“Separation Date” has the meaning set forth in the recitals.

“Separation Payment” has the meaning set forth in the recitals.

“Services” has the meaning set forth in the Transition Services Agreement.

“Shared Asset” has the meaning set forth in Section 2.05(a).

“Shared Contracts” means each Contract entered into prior to the Separation Date which is between Parent or any of its Subsidiaries (including any member of the Lithium Group), on the one hand, and one or more third parties, on the other hand, that has benefits or imposes obligations on the Lithium Business, but is not a Lithium Asset, including those Contracts listed on Schedule 1.01 under the heading “Shared Contracts,” except to the extent such Contract has been previously severed, divided, mirrored or otherwise separated in accordance with Section 2.01(b).

17

“Shared Facilities” means the production facilities, manufacturing sites, warehouses, distribution centers, sales offices, data processing centers, administrative offices or other facilities (whether owned or leased) of Parent or any of the members of the Parent Group in which operations of both the Lithium Business and the Parent Business are conducted as of the Separation Date, including, without limitation, those listed on Schedule 1.01 under the heading “Shared Facilities.”

“Shared Policies” has the meaning set forth in Section 7.04.

“Shareholders’ Agreement” has the meaning set forth in the recitals.

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code.

“Tax Matters Agreement” means the Tax Matters Agreement, dated on or about the Separation Date, by and between Parent and the Company, as amended, modified or supplemented from time to time.

“Tax-Free Status” means the qualification of the Contribution and the Distribution, taken together, (X) (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (c) as a transaction in which Parent, the Company and the holders of Parent Common Stock will recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Parent and the Company, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and (Y) as a transaction in which Parent should recognize no income or gain for U.S. federal income tax purposes with respect to the Separation Payment by reason of Sections 355 and 361 of the Code.

“Tax Opinion” has the meaning set forth in Section 4.03(d).

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” has the meaning set forth in Section 8.04(a).

18

“Trademark License Agreement” means the Trademark License Agreement, dated on or about the Separation Date, by and between Parent and the Company, as amended, modified or supplemented from time to time.

“Transactions” has the meaning set forth in the recitals.

“Transition Services Agreement” means the Transition Services Agreement, dated on or about the Separation Date, by and between Parent and the Company, as amended, modified or supplemented from time to time.

“Trigger Time” means the later of the Separation Date or October 1, 2018.

“Underwriters” means the underwriters for the IPO.

“Underwriting Agreement” means the underwriting agreement to be entered into among the Underwriters, the Company and Parent with respect to the IPO.

“Unrelated Claim” has the meaning set forth in Section 7.04(d).

Article II
The Separation

Section 2.01. Pre-IPO Restructuring Transactions; Separation of Assets.

(a)       Prior to the Separation Date, and subject to Section 2.02(d), the parties hereto shall cause, or shall have caused, the Pre-IPO Restructuring Transactions to be completed in accordance with the Plan of Reorganization.

(b)       Subject to Section 2.05, on or prior to the date hereof, including in connection with the Pre-IPO Restructuring Transactions, the Lithium Assets (including Lithium Assets that are, or are contained in, the Shared Facilities) shall, to the extent reasonably practicable (including taking into account the costs of any actions taken), be severed, divided or otherwise separated from the Parent Assets so that members of the Lithium Group will own and control the Lithium Assets as of the Separation Date and members of the Parent Group will own and control the Parent Assets as of the Separation Date. Such separation may include subdivision of real property, subleasing or other division of shared buildings or premises and allocation of shared working capital, equipment and other Assets. Such separation is intended to be effected in a manner that does not unreasonably disrupt either the Lithium Business or the Parent Business and minimizes, to the extent reasonably practicable, current and future costs (and losses of Tax or other economic benefits) of the respective Businesses and the parties acknowledge that the Plan of Reorganization has been structured in a manner that complies with this intent.

Section 2.02. Transfer of Assets and Assumption of Liabilities.

19

(a)       On or prior to the Separation Date, in accordance with the Plan of Reorganization and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date hereof:

(i)       Parent shall, and shall cause the members of the Parent Group to, assign, transfer, convey and deliver to the Company, or certain of the members of the Lithium Group designated by the Company, and the Company and the members of the Lithium Group shall accept from Parent and the applicable members of the Parent Group, all of Parent’s direct or indirect right, title and interest in and to all of the Lithium Assets (it being understood that if any Lithium Asset shall be held by a Lithium Subsidiary or a wholly owned Subsidiary thereof, such Lithium Asset may be assigned, transferred, conveyed and delivered to the Company or the applicable member of the Lithium Group as a result of the transfer of all of the equity interests in such Lithium Subsidiary from Parent or the applicable member of the Parent Group to the Company or the applicable member of the Lithium Group);

(ii)       the Company and the members of the Lithium Group designated by the Company shall accept, assume and agree faithfully to perform, discharge and fulfill all the Lithium Liabilities in accordance with their respective terms; the Company and the applicable members of the Lithium Group shall be responsible for all Lithium Liabilities, regardless of when or where such Lithium Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Date, regardless of where or against whom such Lithium Liabilities are asserted or determined (including any Lithium Liabilities arising out of claims made by Parent’s or the Company’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Lithium Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Lithium Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)       the Company shall cause the members of the Lithium Group to assign, transfer, convey and deliver to certain of the members of the Parent Group designated by Parent all of the direct or indirect right, title and interest in and to any member of the Lithium Group in, to and under all Parent Assets not already owned by a member of the Parent Group; and

(iv)       Parent, and certain of the members of the Parent Group designated by Parent, shall accept and assume from the members of the Lithium Group and agree faithfully to perform, discharge and fulfill certain Parent Liabilities of such members of the Lithium Group, and Parent and the members of the Parent Group shall be responsible for all Parent Liabilities, regardless of when or where such Parent Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Date, regardless of where or against whom such Parent Liabilities are asserted or determined (including any

20

such Parent Liabilities arising out of claims made by Parent’s or the Company’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Lithium Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Lithium Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)       The Company hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Lithium Assets to any member of the Lithium Group.

(c)       Parent hereby waives compliance by each and every member of the Lithium Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

(d)       Except as set forth on Schedule 2.02(d), any outstanding obligations pursuant to any Local Separation Agreement that have not been fully performed by the Separation Date shall be terminated and of no further force or effect on the Separation Date.

Section 2.03. Lithium Assets. (a) For purposes of this Agreement, “Lithium Assets” shall mean all of Parent’s and its Subsidiaries’ right, title and interest as of the Separation Date, in and to:

(i)       all Assets (excluding any Intellectual Property, IP/IT Contracts and IT Assets) reflected as assets of the Company and its Subsidiaries in the Company Balance Sheet and all Assets acquired after the date of the Company Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the Company Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, other than any such Assets disposed of subsequent to the date of the Company Balance Sheet;

(ii)       except as expressly otherwise contemplated in this Agreement or any Ancillary Agreement, any and all Assets (excluding any Intellectual Property, IP/IT Contracts and IT Assets) of Parent and its Subsidiaries that are primarily related to or primarily used or primarily held for use in connection with the Lithium Business;

(iii)       all issued and outstanding capital stock and other equity interests of the Lithium Subsidiaries and all other equity, partnership, membership, joint venture and similar interests in any joint ventures or strategic partnerships primarily related to or held in connection with the Lithium Business, including such interests listed or described on Schedule 2.03(a)(iii);

21

(iv)       any Assets used or held for use in connection with the Lithium Business that are not primarily related to the Lithium Business and that are listed or described on Schedule 2.03(a)(iv);

(v)       all Lithium Intellectual Property, including the Intellectual Property listed on Schedule 2.03(a)(v);

(vi)       all Lithium IP/IT Contracts, including the IP/IT Contracts listed on Schedule 2.03(a)(vi);

(vii)       all Lithium IT Assets; and

(viii)       any and all Assets (A) that are expressly contemplated by this Agreement or any other Ancillary Agreement (including any schedule or exhibit hereto or thereto) as Assets to be transferred to the Company or any member of the Lithium Group (excluding any Intellectual Property, IP/IT Contracts and IT Assets) or (B) listed or described on Schedule 2.03(a)(viii).

Notwithstanding anything to the contrary in this Agreement, the Lithium Assets shall not in any event include any Assets that are included in the Parent Assets referred to in Section 2.03(b).

(b)       For the purposes of this Agreement, “Parent Assets” shall mean (without duplication):

(i)       the Assets listed or described on Schedule 2.03(b)(i);

(ii)       any and all Trademarks and/or domain names that include “FMC”;

(iii)       any and all Assets that are contemplated by this Agreement, any Local Separation Agreement or any Ancillary Agreement (including any schedule or exhibit hereto or thereto) as Assets to be retained by Parent or any other Person in the Parent Group;

(iv)       the capital stock and other equity interests of each of Parent’s Subsidiaries other than the Company and the Lithium Subsidiaries (collectively, the “Retained Subsidiaries”); and

(v)       all other Assets of Parent and its Subsidiaries that are not Lithium Assets.

Section 2.04. Lithium Liabilities. (a) For the purposes of this Agreement, “Lithium Liabilities” shall mean (without duplication with Section 2.04(b)), in each case whether occurring or arising before, on or after the Separation Date:

(i)       any and all Liabilities, including any Environmental Liabilities (other than the Parent Environmental Liabilities), reflected as liabilities or obligations of the Company in the Company Balance Sheet and all Liabilities

22

incurred or arising after the date of the Company Balance Sheet that, had they been incurred or arisen on or before such date, would have been reflected on the Company Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, excluding any such Liabilities (or portions thereof) that have been satisfied, paid or discharged subsequent to the date of the Company Balance Sheet and prior to the Separation Date;

(ii)       any and all Liabilities, including any Environmental Liabilities (other than the Parent Environmental Liabilities), to the extent relating to or arising from any Lithium Asset or the Lithium Business, including, without limitation, Liabilities relating to or arising from:

(A)       the conduct and operation of the Lithium Business (including as conducted or operated by any predecessor of any member of the Parent Group or the Lithium Group), at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, manager, member, employee or agent of any member of the Parent Group or Lithium Group (whether or not such act or failure to act is or was within such Person’s authority));

(B)       the conduct and operation of any other business conducted by any member of the Lithium Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, manager, member, employee or agent of any member of the Lithium Group (whether or not such act or failure to act is or was within such Person’s authority));

(C)       the ownership, operation or use of any Lithium Assets (including any Contracts of the Lithium Business and any real property, leasehold interests facilities or mines currently or formerly owned, leased or operated by or in connection with the Lithium Business);

(D)       any warranty or similar obligation entered into, created or incurred in the course of business of the Lithium Business with respect to its products or services;

(E)       any product liability claims or other claims of third parties relating to any product developed, manufactured, marketed, distributed, leased or sold by the Lithium Business;

(F)       any Action relating to the Lithium Business;

(G)       claims made by the Company’s directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Lithium Group to the extent relating to the Lithium Business or the Transactions;

23

(H)       any of the terminated, divested or discontinued businesses and operations of Parent and its Subsidiaries that would have comprised part of, or related to, the Lithium Business had they not been terminated, divested or discontinued prior to the Separation Date, including as listed or described on Schedule 2.04(a)(ii)(H);

(I)       any and all Company Debt Obligations and any and all Liabilities arising under Company Financing Arrangements; and

(J)       any Shared Contracts that are allocated to the Company pursuant to Section 2.05;

(iii)       any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or any other schedules hereto or thereto) as Liabilities to be retained, assumed or retired by the Company or any Person in the Lithium Group (including any Lithium Subsidiary), and all agreements, obligations and Liabilities of any Person in the Lithium Group under this Agreement, any Local Separation Agreement or any of the Ancillary Agreements;

(iv)       any and all Environmental Liabilities to the extent relating to or arising from the Lithium Assets or the Lithium Business, as currently or formerly operated (including as conducted or operated by any predecessor of any member of the Parent Group or the Lithium Group), and any currently or formerly owned, leased or operated real property, facilities or mines of the foregoing, including listed or described on Schedule 2.04(a)(iv); and

(v)       any and all Liabilities that are listed or described on Schedule 2.04(a)(v).

Notwithstanding anything to the contrary in this Agreement, the Lithium Liabilities shall not in any event include any Liabilities that are included in the Parent Liabilities referred to in Section 2.04(b).

(b)       For the purposes of this Agreement, “Parent Liabilities” shall mean the following (without duplication):

(i)       any and all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement (or any other schedules hereto or thereto) as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all agreements and obligations of any member of the Parent Group under this Agreement or any of the other Ancillary Agreements;

(ii)       any and all Liabilities of a member of the Parent Group to the extent relating to, arising out of or resulting from any Parent Assets; and

(iii)       any and all Liabilities of any members of the Parent Group or the Lithium Group that are not Lithium Liabilities.

24

Section 2.05. Shared Assets; Shared Contracts. (a) Subject to the following paragraphs (b) through (d) of this Section 2.05 in respect of any Shared Contract, with respect to any Asset that cannot reasonably be separated or otherwise allocated as provided in Section 2.01(b) prior to the Separation Date (a “Shared Asset”), (i) no right, title or interest in such Shared Asset shall be assigned, transferred or otherwise conveyed as of the Separation Date pursuant to this Agreement notwithstanding Section 2.02(a) and (ii) following the Separation Date, without limiting any Services provided with respect to such Shared Asset pursuant to the Transition Services Agreement, Parent, the Company and the members of their respective Groups shall use their respective commercially reasonable efforts to work together (and, if necessary and desirable, to work with any applicable third party) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) such Shared Asset such that each Group shall receive an Asset to be used in connection with its respective Business in a manner consistent with past practice.

(b)       At the written request of the Company, Parent shall, and shall cause the applicable members of the Parent Group to, to the extent not prohibited by the terms of the applicable Shared Contract or applicable Law and except where the benefits or rights under such Shared Contract are specifically provided pursuant to an Ancillary Document, make available to the Company and the applicable members of the Lithium Group benefits and rights pursuant to such Shared Contract that are substantially equivalent to the benefits and rights enjoyed by the Lithium Group under such Shared Contract prior to the Separation Date; provided, however, that the Company and the applicable members of the Lithium Group shall assume and discharge (or promptly reimburse Parent for) such Liabilities under the applicable Shared Contracts that are associated with the benefits and rights made available to them (allocated in a manner consistent with past practice of Parent with respect to the Lithium Business), which shall be Lithium Liabilities for all purposes hereunder. Notwithstanding the foregoing, each party and its Group shall be responsible for any or all Liabilities arising out of or resulting from such party’s or Group’s breach of the relevant Shared Contract.

(c)       The parties shall, and shall cause the members of their respective Group to, use their respective commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third party to each Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (i) a member of the Lithium Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Lithium Business, which rights shall be a Lithium Asset and which Liabilities shall be a Lithium Liability, and (ii) a member of the Parent Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract relating to the Parent Business, which rights shall be a Parent Asset and which obligations shall be a Parent Liability.

(d)       If Parent or any member of the Parent Group, on the one hand, or the Company or any member of the Lithium Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other party or its Group, Parent, on the one hand, or the Company, on the other hand, will use its respective commercially reasonable efforts, or will cause any member of its Group to use

25

its commercially reasonable efforts, to deliver, transfer or otherwise afford such benefit or payment to the other party.

Section 2.06. Additional Conveyance Documents. In furtherance of the assignment, transfer and conveyance of Lithium Assets and the assumption of Lithium Liabilities set forth in Section 2.02, on or prior to the Separation Date, (i) Parent shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts and other instruments of transfer, conveyance and assignment (collectively, the “Additional Parent Transfer Documents”) as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Parent’s and its Subsidiaries’ right, title and interest in and to the Lithium Assets to the Company, and (ii) the Company shall execute and deliver to Parent, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assumptions of Contracts and other instruments of assumption (collectively, the “Additional Company Transfer Documents,” and together with the Additional Parent Transfer Documents, the “Additional Transfer Documents”) as and to the extent necessary to evidence the valid and effective assumption of the Lithium Liabilities by the Company or a Subsidiary of the Company. For the avoidance of doubt, Additional Transfer Documents shall exclude the Local Separation Agreements.

Section 2.07. Foreign Transfers. Parent shall use its reasonable best efforts to effect the legal separation of the Lithium Assets and Lithium Liabilities, on the one hand, from the Parent Assets and the Parent Liabilities, on the other hand, that are located in jurisdictions outside the United States prior to or on the Separation Date in accordance with the Plan of Reorganization, including pursuant to the Pre-IPO Restructuring Transactions. If all of the transactions necessary to effectuate such legal separation in jurisdictions outside the United States are not completed on or before the Separation Date, then Parent may, at its election, (a) delay the Separation Date until such time as the legal separation of such Assets and Liabilities in jurisdictions outside the United States is completed or (b) consummate the IPO on the Separation Date notwithstanding that such legal separation of Assets and Liabilities in jurisdictions outside the United States has not yet been completed; provided that in the case of clause (b), Parent shall, and shall cause the members of the Parent Group to, use commercially reasonable efforts to complete such legal separation as soon as practicable following the Separation Date in accordance with Section 2.08 in all respects.

Section 2.08. Transfers Not Effected on or Prior to the Separation Date; Transfers Deemed Effective as of the Separation Date. (a) To the extent that any transfers of Assets (including the capital stock or equity interests of any Lithium Subsidiary or Retained Subsidiary) or assumptions of Liabilities contemplated by this Article II shall not have been consummated on, at or prior to the Separation Date because of a necessary Consent or Governmental Approval or because a condition precedent to any such transfer has not been satisfied or any relevant fact related thereto has not been realized, the parties shall cooperate to effect such transfers or assumptions, as the case may be, as promptly following the Separation Date as shall be practicable.

26

(b)       Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be transferred or assumed without the receipt of an applicable Consent or Governmental Approval; provided, however, that the parties shall, and shall cause the members of their respective Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the transfer of all Assets and assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II. In the event that any transfer of Assets or assumption of Liabilities contemplated by this Agreement has not been consummated at or prior to the Separation Date (including any Assets or Liabilities described in Section 2.07 and the proviso thereto), then from and after the Separation Date, (i) the party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the party to which such Asset or Liability is to be transferred or assumed in order to place such party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed on or prior to the Separation Date as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Separation Date to the relevant member of the Parent Group or the Lithium Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the parties agree that, as of the Separation Date, each party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement or, as applicable, an Ancillary Agreement.

(c)       If and when the Consents, Governmental Approvals and/or conditions or facts, the absence, non-satisfaction or existence of which caused the deferral of transfer of any Asset or assumption of any Liability pursuant to Section 2.08(b), are obtained, satisfied or realized, the transfer or assignment of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals, satisfaction of such conditions or realization of such facts.

Section 2.09. Intellectual Property License.

27

(a)       License Grant. Effective from and after the Separation Date, Parent (on behalf of the Parent Group) hereby grants to the Company a non-exclusive, worldwide, fully paid-up, royalty-free, non-transferable (except as set forth herein), non-sublicensable (except as set forth herein) license under the Intellectual Property owned by the Parent Group as of the Separation Date and included in the Parent Assets (other than any Trademarks), but only to the extent used or held for use in the Lithium Business on or prior to the Separation Date, (the “Licensed IP”) to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale or import products and services solely in connection with the operation of the Lithium Business as conducted as of the Separation Date (the “License”).

(b)       Sublicensing. The License includes the right for the Company to grant a sublicense to (i) any Lithium Subsidiary and (ii) manufacturers, suppliers, distributors, contractors or consultants of the Lithium Business solely for the purpose of providing products and services to, or otherwise acting on behalf of and at the direction of, the Company; provided that (x) each permitted sublicensee under clauses (i) or (ii) of this Section 2.09(b) shall be bound by all obligations of Company under this Agreement relating to the License; (ii) Company shall be liable for any breach of the terms and conditions of this Agreement with respect to the License by any such sublicensee and (iii) any sublicense granted hereunder shall terminate upon the termination of the License.

(c)       Retention of Rights. The Company (on behalf of the Lithium Group) acknowledges and agrees that, as between the Lithium Group and the Parent Group, the Parent or another member of the Parent Group is the sole and exclusive owner of all right, title and interest in and to the Licensed IP. All rights not expressly granted by Parent (on behalf of the Parent Group) herein are hereby retained by the Parent Group. The License (including any sublicensing rights granted in Section 2.09(b) are subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect to the Licensed IP previously granted to or otherwise obtained by any third party that are in effect as of the Separation Date.

(d)       Assistance. Without limitation of the Services to be provided under the Transition Services Agreement, the Parent Group shall not be obligated to provide any materials or embodiments of or related to the Licensed IP or any documentation, assistance, training, guidance, maintenance, support or any other service of any kind whatsoever to the Company or any of its permitted sublicensees with respect to its or their use, installation or maintenance of the Licensed IP.

Section 2.10. Disclaimer of Representations and Warranties. (a) EACH OF PARENT (ON BEHALF OF ITSELF AND EACH PERSON IN THE PARENT GROUP) AND THE COMPANY (ON BEHALF OF ITSELF AND EACH PERSON IN THE LITHIUM GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY LOCAL SEPARATION AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY LOCAL SEPARATION AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY

28

OTHER PARTY HERETO OR THERETO IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY LIENS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN, ENCUMBRANCE, CHARGE, ASSESSMENT OR OTHER ADVERSE CLAIM, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY, SUFFICIENCY, FITNESS FOR ANY PARTICULAR PURPOSE, FUNCTION, ENVIRONMENTAL CONDITION, OPERATIONAL CONDITION, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR NON-U.S. LAWS) ARE HEREBY DISCLAIMED.

Section 2.11. Issuance of Shares; Separation Payment.

(a)       In exchange for the consummation of the transactions contemplated by the foregoing sections of Article II, the Company (i) has, on or prior to the date hereof, issued to Parent shares of Company Common Stock, and (ii) shall, promptly following the consummation of the IPO, make the Separation Payment to Parent by wire transfer of immediately available funds into an account or accounts designated by Parent prior to the Separation Date.

(b)       Parent shall maintain any funds received pursuant to the payment of the Separation Payment in a non-interest bearing segregated bank account (the “Segregated Account”). As promptly as possible after receiving the Separation Payment, and in all events before the 12-month anniversary of the Distribution, Parent will distribute the cash held in the Segregated Account exclusively to (i) Parent’s creditors in retirement of outstanding Parent indebtedness, (ii) to Parent’s shareholders in repurchase of, or distribution with respect to, its shares, or (iii) a combination of (i) and (ii).

29

Article III
IPO; Pre-IPO Transactions

Section 3.01. The IPO. Subject to the terms and conditions hereof, each of Parent and the Company shall use their commercially reasonable efforts to consummate the IPO, including by taking the actions specified in this Section 3.01, to the extent not undertaken and completed prior to the execution of this Agreement:

(a)       the Company shall prepare and file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the same to become and remain effective as required by the Underwriting Agreement, the SEC and applicable Law, including federal, state or foreign securities Laws, and shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other Transactions;

(b)       the Company shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Parent, and shall comply with its obligations thereunder;

(c)       the Company shall use its commercially reasonable efforts to take all such actions as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO;

(d)       the Company shall prepare, file and use its commercially reasonable efforts to seek to make effective an application for listing of the Company Common Stock issued in the IPO on NYSE;

(e)       the Company shall participate in the preparation of materials and presentations as any of Parent and the Underwriters shall deem necessary or desirable in connection with the IPO; and

(f)       the Company will cooperate in all respects with Parent and the Underwriters in connection with the pricing of the Company Common Stock to be issued in the IPO and will, at any such party’s request, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

Section 3.02. Conditions Precedent to Consummation of the IPO. The obligations of the parties to consummate the Separation and the settlement of the IPO shall be subject to the following conditions, which conditions shall be for the sole benefit of Parent, which conditions may be waived by Parent in its sole and absolute discretion, and any determination by Parent regarding the satisfaction or waiver of any of such conditions shall be conclusive, and which conditions shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive such conditions or in

30

any way limit Parent’s right to terminate this Agreement as set forth in this Agreement or alter the consequences of any such termination from those specified in this Agreement:

(a)       final approval of the Separation and the IPO shall have been given by the Parent Board in its sole discretion;

(b)       the Separation shall have been completed in accordance with the provisions of Article II and the Plan of Reorganization;

(c)       the IPO Registration Statement shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto and no proceeding for that purpose shall have been instituted by the SEC;

(d)       the actions and filings with regard to state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) referenced in Section 3.01(c) shall have been taken and, where applicable, have become effective or been accepted;

(e)       the Company Common Stock to be issued in the IPO shall have been accepted for listing on NYSE, subject to official notice of issuance;

(f)       the Company Financing Arrangements shall have been executed and delivered in accordance with the terms thereof;

(g)       immediately prior to the pricing of the IPO, the members of the Company Board, as named in the IPO Registration Statement, shall have been duly elected, and an amended and restated certificate of incorporation of the Company and an amended and restated bylaws of the Company, each in substantially the form filed as an exhibit to the IPO Registration Statement, shall be in effect;

(h)       the Company shall have entered into the Underwriting Agreement and all conditions to the obligations of Parent, the Company and the Underwriters shall have been satisfied or waived;

(i)       Parent shall be satisfied, in its sole discretion, that (i) it will possess Tax Control of the Company immediately following the settlement of the IPO, (ii) all other conditions relating to Tax-Free Status will, to the extent applicable as of the time the IPO is consummated, be satisfied or can reasonably be anticipated to be satisfied, and (iii) there will be no event or circumstance that may cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter;

(j)       after giving effect to the Separation, the IPO and the use of the proceeds therefrom as described in this Agreement and the IPO Registration Statement, Parent shall be in compliance with all of the terms and conditions of the Parent Credit Facilities;

(k)       no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition restraining or preventing the consummation of the Separation, the IPO, the Distribution or any of the other Transactions shall be in effect;

31

(l)       all Consents and Governmental Approvals required in connection with the Separation and the IPO shall have been received, except where the failure to obtain such Consents or Governmental Approvals would not have a material adverse effect on either (i) the ability of the parties to consummate the Transactions or (ii) the Lithium Business, taken as a whole; and

(m)       this Agreement shall not have been terminated.

Article IV
The Distribution

Section 4.01. The Distribution. Parent intends to, but shall not be obligated to, within eighteen (18) months following the settlement of the IPO, but no earlier than the expiration or waiver by the Underwriters of the lock-up period described in the IPO Registration Statement, effect the Distribution. Parent shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution, if any, and all terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution, the number of shares of Company Common Stock distributed pursuant thereto and the timing of and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. The Company shall cooperate with Parent in all respects to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, to the extent necessary, the registration under the Securities Act and the Exchange Act of the Company Common Stock on an appropriate registration form or forms to be designated by Parent. Parent shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent; provided, however, that nothing in this Agreement shall prohibit the Company from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution. For the avoidance of doubt, Parent shall have the right not to complete a Distribution for any or no reason.

Section 4.02. Actions Prior to the Distribution. Subject to the conditions to the Distribution set out in Section 4.03, the parties shall take the following actions in connection with the Distribution:

(a)       Parent and the Company shall (i) prepare and mail, prior to the date of any Distribution, to the holders of Parent Common Stock, such information concerning the Company and the Distribution and such other matters as Parent reasonably determines is necessary or desirable and such information as may be required by Law, and (ii) file with the SEC any such documentation that Parent determines is necessary or desirable to effect the Distribution (including any registration statement on Form S-4 to be filed in connection with the Distribution), and Parent and the Company shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC in connection therewith as soon as practicable;

32

(b)       the Company shall use commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution;

(c)       the Company shall prepare, file and use commercially reasonable efforts to seek to make effective an application for listing of the Company Common Stock to be issued in the Distribution on NYSE;

(d)       the Company shall take all commercially reasonable steps necessary or desirable to cause the conditions set forth in Section 4.03 to be satisfied and to effect the Distribution, including, without limitation, providing to the exchange or distribution agent all share certificates and any information required in order to complete the Distribution or any other disposition; and

(e)       Parent and the Company shall reasonably cooperate with Davis Polk & Wardwell, LLP, as counsel to Parent, to deliver customary representation letters in connection with the Tax Opinion (as defined below), and shall cooperate in obtaining any customary tax rulings or opinions, including under applicable non-U.S. Law, deemed necessary or desirable by Parent, in its sole and absolute discretion.

Section 4.03. Conditions to Distribution. The obligations of the parties hereto to consummate the Distribution are subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of each of the following conditions, which conditions shall be for the sole benefit of Parent, which conditions may be waived by Parent in its sole and absolute discretion, and any determination by Parent regarding the satisfaction or waiver of any of such conditions shall be conclusive, and which conditions shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive such conditions or in any way limit Parent’s right to terminate this Agreement as set forth in this Agreement or alter the consequences of any such termination from those specified in this Agreement; provided that for the avoidance of doubt, in the event that Parent determines not to consummate the Distribution because one or more of such conditions is not satisfied or for any other reason, such determination by Parent shall not impact the effectiveness of the Separation or the IPO:

(a)       final approval of the Distribution shall have been given by the Parent Board in its sole discretion;

(b)       all actions and filings necessary or appropriate under applicable securities Laws of the United States or any state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;

(c)       the Company Common Stock to be issued in the Distribution shall have been accepted for listing on NYSE, subject to official notice of issuance;

33

(d)       to the extent required by Parent in its sole discretion, Parent shall have received an opinion from Davis Polk & Wardwell LLP, counsel to Parent, regarding the Tax-Free Status of the Contribution, the Separation Payment and the Distribution, taken together (the “Tax Opinion”);

(e)       no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition restraining or preventing the consummation of the Separation, the IPO, the Distribution or any of the other Transactions shall be in effect; and

(f)       all Consents and Governmental Approvals required in connection with the Distribution shall have been received, except where the failure to obtain such Consents or Governmental Approvals would not have a material adverse effect on either (i) the ability of the parties to consummate the Transactions or (ii) the Lithium Business, taken as a whole.

Article V
Affirmative covenants

Section 5.01. Consents and Governmental Approvals. Not in limitation of any obligations of the parties hereunder, the members of the Parent Group and the members of the Lithium Group shall cooperate to make all other filings and give notice to and obtain any Consent or Governmental Approval that may reasonably be required to consummate the Transactions; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such Consent or Governmental Approval.

Section 5.02. Licenses and Permits. Parent shall cause the members of the Parent Group to prepare and file with the appropriate Governmental Authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the Transactions, to the members of the Lithium Group of all material Governmental Approvals, including all applicable Environmental Permits, required for the members of the Lithium Group to operate the Lithium Business and the members of the Lithium Group shall cooperate and use commercially reasonable efforts to secure the transfer or issuance of such Governmental Approvals.

Section 5.03. Termination of Inter-Company Accounts and Agreements. (a) Except as set forth in Section 5.03(b), in furtherance of the releases and other provisions of Section 8.01 hereof, the Company and each Person in the Lithium Group, on the one hand, and Parent and each Person in the Parent Group, on the other hand, shall take all actions as are necessary or advisable to terminate any and all agreements, arrangements, commitments or understandings (including all intercompany accounts payable or accounts receivable between a member of the Parent Group, on the one hand, and a member of the Lithium Group, on the other hand, accrued as of the Separation Date), whether or not in writing, between or among the Company or any member of the Lithium Group, on the one hand, and Parent and any member of the Parent Group, on the other hand, effective as of or prior to the Separation Date. No such agreement, arrangement,

34

commitment, understanding or intercompany account (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Date.

(b)       The provisions of Section 5.03(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or intercompany accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any member of their respective Groups); (ii) any agreements, arrangements, commitments or understandings set forth or described on Schedule 5.03(b)(ii); (iii) any agreements, arrangements, commitments or understandings (including any Shared Contracts) to which any Person other than the parties hereto and their respective Affiliates is a party; and (iv) any other agreements, arrangements, commitments, understandings or intercompany accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Separation Date.

Section 5.04. Financing Arrangements. Prior to or concurrently with the Separation, the Company shall enter into the Company Financing Arrangements. To the extent applicable and to the extent not undertaken and completed prior to the execution of this Agreement, the Company shall take all such reasonable actions as may be necessary to ensure that (i) the Company assumes all Liabilities under the Company Financing Arrangements and (ii) Parent and the members of the Parent Group shall have no obligation or liability thereunder as of the Separation Date.

Section 5.05. Guarantees. Parent and the Company shall each use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective as of the Separation Date, terminate or cause a member of the Lithium Group to be substituted in all respects for a member of the Parent Group with respect to, and for the members of the Parent Group, as applicable, to be otherwise removed or released from, all obligations of any member of the Lithium Group under each guarantee, indemnity, surety bond, letter of credit or letter of comfort (each, a “Guarantee”), given or obtained by any member of the Parent Group for the benefit of any member of the Lithium Group or the Lithium Business (including any Guarantee of any Environmental Liability), other than the Guarantees listed on Schedule 5.05. Subject to any applicable terms of Schedule 5.05, if Parent and the Company have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Separation Date, then, following the Separation Date, (a) the parties shall cooperate to effect such substitution, removal, release and termination as soon as reasonably practicable after the Separation Date, (b) the Company and the members of the Lithium Group shall, from and after the Separation Date, indemnify against, hold harmless and promptly reimburse the members of the Parent Group for any payments made by members of the Parent Group and for any and all Liabilities of the members of the Parent Group arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (including, for the avoidance of doubt, any Guarantee set forth on Schedule 5.05) (except to the extent the performance obligation under any such Guarantee shall

35

have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)), and (c) without the prior written consent of an officer of Parent who is not also an officer of the Company or any member of the Lithium Group, no member of the Lithium Group may renew, extend the term of, increase any obligations under, or transfer to a third Person, any Liability for which any member of the Parent Group is or might be liable pursuant to an applicable Guarantee (including, for the avoidance of doubt, any Guarantee set forth on Schedule 5.05) unless such Guarantee, and all applicable obligations of the members of the Parent Group with respect thereto, are thereupon terminated pursuant to documentation reasonably acceptable to Parent; provided that the foregoing clause (c) shall not apply in the event the members of the Lithium Group obtain a letter of credit from a financial institution reasonably acceptable to Parent and for the benefit of Parent with respect to such Liabilities of the Parent Group in respect of such Guarantee.

Section 5.06. Bank Accounts; Cash Balances. (a) Parent and the Company shall, and shall cause the members of their respective Group to, use commercially reasonable efforts such that, on or prior to the Separation Date, the Parent Group and the Lithium Group maintain separate bank accounts and separate cash management processes.

(b)       To the extent not completed prior to the Separation Date, Parent and the Company each agrees to take, or cause the members of their respective Groups to take, all actions necessary to amend all Contracts governing each bank and brokerage account owned by the Company or any other member of the Lithium Group (collectively, the “Company Accounts”) so that such Company Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) are de-linked from the Parent Accounts. It is intended that, subject to the terms of the Transition Services Agreement, as applicable, Parent and the Company will maintain separate bank accounts and separate cash management processes following the Separation Date.

(c)       With respect to any outstanding checks issued by Parent, the Company, or any of their respective Subsidiaries prior to the Separation Date, such outstanding checks shall be honored following the Separation Date by the Person or Group owning the account on which the check is drawn.

(d)       As between Parent and the Company (and the members of their respective Groups), all payments made and reimbursements received after the Separation Date by either party (or member of its Group) that relate to a Business, Asset or Liability of the other party (or member of its Group), shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over, to the other party the amount of such payment or reimbursement without right of set-off. The parties hereto will reasonably cooperate to ensure that each party shall maintain, at all times prior to the clearance or settlement of any outstanding check or similar instrument drawn against any applicable Company

36

Account or Parent Account, sufficient balances to cover all outstanding checks or similar instruments drawn against such Company Account or Parent Account, as applicable. Notwithstanding the foregoing, neither Parent nor the Company (nor any member of their respective Groups) shall act as collection agent for the other party, nor shall either party (or any member of its respective Group) act as surety or endorser with respect to non-sufficient funds checks or funds to be returned, including in a bankruptcy or fraudulent conveyance action.

Article VI
Exchange of Information; Confidentiality

Section 6.01. Books and Records. Prior to the Distribution:

(a)       Subject to the terms of this Section 6.01, Parent and the Company shall, and shall cause the members of their respective Groups to, transition and transfer (i) to the Company all Company Books and Records in the possession of Parent or any member of the Parent Group, and (ii) to Parent all Parent Books and Records in the possession of the Company or any member of the Lithium Group. Without limiting any express delivery requirements under this Section 6.01 or any other provision of this Agreement or any Ancillary Agreement, neither party shall be required to conduct any general search or investigation of its files.

(b)       Each party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 6.09 information contained in such books and records.

(c)       Each party may in good faith refuse to furnish any books and records under this Section 6.01 if it reasonably believes in good faith that doing so could materially adversely affect its ability to successfully assert a claim of Privilege; provided, however, that the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(d)       Neither party shall be required to deliver to the other books and records or portions thereof which are subject to any Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, that if requested by the other party, such party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.

Section 6.02. Exchange of Information; Archives. (a) Except in the case of any Action involving or relating to any conflict or dispute between any member of the Parent Group, on the one hand, and any member of the Lithium Group, on the other hand, and subject to Section 6.02(c), each of Parent and the Company, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time prior to the Distribution, as soon as reasonably practicable after written request therefor, access to the employees or other service providers of the other Group and any Information in the possession or under the control of such respective Group that can be retrieved without unreasonable disruption to its Business, in each case which the

37

requesting party reasonably needs (i) to comply with reporting, disclosure, filing, record retention or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, environmental, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement or any member of its Group has against the other party or any member of its Group, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement.

(b)       Except in the case of any Action involving or relating to any conflict or dispute between any member of the Parent Group, on the one hand, and any member of the Lithium Group, on the other hand, and subject to Section 6.02(c), after the Separation Date and at any time prior to the Distribution, each of the Parent Group, on the one hand, and the Lithium Group, on the other hand, shall provide to such other Group access during regular business hours (as in effect from time to time) to Information that relates to the Business of such Group that is located in archives retained or maintained by such other Group (or, if such Information does not exclusively relate to a party’s Business, to the portions of such Information that so exclusively relate), subject to appropriate restrictions for proprietary, privileged or confidential information and to the requirements of an applicable state and/or federal regulation such as a Code of Conduct or Standard of Conduct, to the personnel, properties and information of such party and its Subsidiaries, and only insofar as such access is reasonably required by the other party for legitimate business reasons, and only for the duration such access is required, and relates to such other party or the conduct of the business prior to the Separation Date. The Company or Parent, as applicable, may obtain copies (but not originals) at their own expense of such Information for bona fide business purposes. The requesting party shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect) for the providing party generally.

(c)       In the event any party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or Contract, or waive or jeopardize any Privilege, such party shall not be required to provide access to or furnish such Information to the other party; provided, however, that the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

Section 6.03. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 6.02 shall be deemed to remain the property of the providing party. Unless expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring any right, title or interest (whether by license or otherwise) in, to or under any such Information.

Section 6.04. Compensation for Providing Information. The party requesting access to Information agrees to reimburse the other party for the reasonable internal or external costs, if any, of providing such access and the costs incurred in creating,

38

gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party.

Section 6.05. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Separation Date, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control on the Separation Date in accordance with the record retention policies of Parent as in effect from time to time or such other policies as may be reasonably adopted by the appropriate party after the Separation Date. For the avoidance of doubt, such policies shall be deemed to apply to any Information in a party’s possession or control on the Separation Date relating to the other party or members of its Group.

Section 6.06. Limitation of Liability. Except as otherwise provided in this Article VI, no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested Information is not provided, in the absence of willful misconduct by the party requested to provide such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 6.05.

Section 6.07. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Information set forth in any Ancillary Agreement.

Section 6.08. Production of Witnesses; Records; Cooperation. (a) After the Separation Date, except in the case of any Action among the parties to this Agreement involving or relating to any conflict or dispute between any member of the Parent Group, on the one hand, and any member of the Lithium Group, on the other hand, each party hereto will use its commercially reasonable efforts to make available to each other party, upon written request, the then-current directors, officers, employees, other personnel and agents of the Person in its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which indemnification is or may reasonably be expected to be sought in which the requesting party may from time to time be involved. The requesting party shall bear all costs and expenses in connection therewith.

(b)       If an Indemnifying Party or Indemnitee chooses to defend or seeks to compromise or settle any Third-Party Claim, the other party shall make available to such Indemnifying Party or Indemnitee, as applicable, upon written request then-current directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any Information within its control or possession, to the extent that any such Person (giving consideration to business demands of such directors,

39

officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)       Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions in which indemnification is or may reasonably be expected to be sought.

(d)       The obligations of the parties to provide witnesses pursuant to this Section 6.08 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.08(a)).

(e)       In connection with any matter contemplated by this Section 6.08, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable Privilege of any member of any respective Group.

Section 6.09. Confidentiality. (a) Subject to Section 6.10, each of Parent and the Company (each, a “Receiving Party”), on behalf of itself and each Person in its respective Group, agree to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold in strict confidence, with at least the same degree of care that applies to the confidential and proprietary information of Parent pursuant to its practices and policies in effect as of the Separation Date, all Information with respect to Parent, solely concerning the Lithium Business (for which the Company shall be the “Disclosing Party”) and with respect to the Company, concerning the Parent Business (for which Parent shall be the “Disclosing Party”) that is accessible to it, in its possession (including Information in its possession prior to the Separation Date) or furnished by the Disclosing Party or any Person in its respective Group, or accessible to, in the possession of, or furnished to the Company’s respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, except, in each case, to the extent that such Information (i) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party or any member of its Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) was independently developed following the Separation Date by employees or agents of the Receiving Party or any Person in its respective Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any Person in its respective Group, or (iii) becomes available to the Receiving Party or any Person in its respective Group following the Separation Date on a non-confidential

40

basis from a third party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party.

(b)       Each party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Separation Date. Such party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Separation Date between one or more members of such party’s Group (whether acting through, on behalf of, or connection with, the separated businesses) and such third parties.

(c)       Upon the written request of a party, the other party shall promptly destroy any copies of such confidential or proprietary Information (including any extracts therefrom) specifically identified by the requesting party to be destroyed. Upon the written request of such requesting party, the other party shall cause one of its duly authorized officers to certify in writing to such requesting party that the requirements of the preceding sentence have been satisfied in full.

(d)       Notwithstanding anything to the contrary in this Article VI, (i) to the extent that an Ancillary Agreement or other Contract pursuant to which a party hereto or a Person in its respective Group is bound or its confidential Information is subject provides that certain Information shall be maintained confidential on a basis that is more protective of such Information or for a longer period of time than provided for herein, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto and (ii) a party and the Persons in its respective Group shall have no right to use any Information of the Disclosing Party unless otherwise provided for in this Agreement, an Ancillary Agreement or a Contract between the parties or a member of their respective Groups.

(e)       Notwithstanding the foregoing, no provision of this Agreement or any Ancillary Agreement, including this Section 6.09, shall be interpreted or construed to in any manner limit or restrict the ability of Parent to disclose any Information concerning the Company or the members of the Lithium Group or the Lithium Business, including Information in Parent’s possession or which Parent is entitled to receive or have access to pursuant to the terms of this Agreement, to any third party in connection with (i) any potential transaction between Parent and such third party with respect to Parent’s equity ownership of the Company (whether structured as a merger, sale or transfer of equity securities, sale of assets or otherwise) or (ii) a potential transaction with respect to Parent and such third-party (whether structured as a merger, sale or transfer of equity securities, sale of assets or otherwise) (any such transaction described in (i) or (ii), a “Parent Transaction”), or to use such Information described herein in connection with any Parent Transaction, in each case subject to a customary confidentiality agreement between Parent and such third party in respect of such Parent Transaction.

41

Section 6.10. Protective Arrangements. In the event that the Receiving Party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including the rules and regulations of the SEC or any national securities exchange) or receives any request or demand from any Governmental Authority to disclose or provide Information of the Disclosing Party (or any Person in the Disclosing Party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested by such other party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Person provides the other party, to the extent legally permissible, upon request with a copy of the Information so disclosed.

Section 6.11. Preservation of Legal Privileges. (a) Parent and the Company recognize that the members of their respective groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection (“Privilege”). Each party recognizes that they shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain, preserve and assert for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party’s interest. To that end, neither party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other party. In the event that privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

(b)       The rights and obligations created by this Section 6.11 shall apply to all information relating to the Lithium Business as to which, but for the Separation, either party would have been entitled to assert or did assert the protection of a Privilege, including (i) any and all information generated prior to the Separation Date but which, after the Separation, is in the possession of either party and (ii) all information generated, received or arising after the Separation Date that refers to or relates to information described in the preceding clause (i).

(c)       Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of information that is the subject of a Privilege, or if a party obtains knowledge that any current or former employee of a party has received any subpoena, discovery or other request that may call for the production or disclosure of such information, such party shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this

42

Section 6.11 or otherwise to prevent the production or disclosure of such information. Absent receipt of written consent from the other party to the production or disclosure of information that may be covered by a Privilege, each party agrees that it will not produce or disclose any information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(d)       Parent’s transfer of Company Books and Records and other Information to the Company, Parent’s agreement to permit the Company to obtain Information existing prior to the Separation Date, the Company’s transfer of Parent Books and Records and other Information and the Company’s agreement to permit Parent to obtain Information existing prior to the Separation Date are made in reliance on Parent’s and the Company’s respective agreements, as set forth in Section 6.09, Section 6.10 and this Section 6.11, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Parent or the Company, as the case may be. The access to Information being granted pursuant to Section 6.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.08 hereof and the disclosure to Parent and the Company of Privileged Information relating to the Lithium Business or Parent Business pursuant to this Agreement in connection with the Separation shall not be asserted by Parent or the Company to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.11 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Parent and the Company in, or the obligations imposed upon the parties by, this Section 6.11.

(e)       All communications between members of the Parent Group, on the one hand, and Davis Polk & Wardwell LLP or any other internal or external legal counsel currently representing the Lithium Group, on the other hand, related to the Transactions shall be deemed to be attorney-client confidences and Privileges that belong solely to the members of the Parent Group.

Section 6.12. Tax Records. Notwithstanding anything in this Article VI to the contrary, the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information.

Article VII
Insurance Matters

Section 7.01. Insurance Prior to the Distribution Time. Except as may otherwise be expressly provided in this Article VII, the Company does hereby agree, for itself and on behalf of each member of the Lithium Group, that the Parent Group shall not have any Liability whatsoever to the Lithium Group to the extent such Liability is related to, arising out of or resulting from the Policies, insurance contracts and claim administration contracts and practices related to the foregoing of the Parent Group in effect at any time prior to the Trigger Time, including as a result of the level, scope or any of the terms and conditions of any such Policies, insurance contracts, claim administration contracts and practices, and any other administration and/or adjustment

43

activity with respect thereto, undertaken by Parent or any member of the Parent Group prior to the Trigger Time, the creditworthiness of any insurance carrier, the adequacy or timeliness of any notice, or lack thereof, to any insurance carrier, bank trustee for any insurer, scheme administrator for any insurer, or claims administrator with respect to any actual claim or potential claim or otherwise.

Section 7.02. Ownership of Existing Policies and Programs. Parent or the applicable member of the Parent Group will continue to own all Policies, insurance contracts and claim administration contracts of any kind of any member of the Parent Group and the Lithium Group which were or are in effect at any time at or prior to the Trigger Time (other than the Post-Separation Insurance Arrangements), together with all rights, benefits and privileges under any of the foregoing (collectively, the “Parent Policies”), provided that Parent Policies shall not include Policies, insurance contracts and claim administration contracts exclusively related to the Lithium Business and which are set forth on Schedule 7.02. Subject to the provisions of this Agreement, including the rights of the members of the Lithium Group under Section 7.04, (a) the members of the Parent Group shall retain all of their respective rights, benefits and privileges, if any, under the Parent Policies and (b) coverage of the Lithium Group under the Parent Policies shall cease as of the Trigger Time with respect to all Liabilities to the extent incurred or suffered by the Lithium Group in connection with, relating to, arising out of or due to, directly or indirectly, any act, error, omission, event or occurrence at or after the Trigger Time. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Parent Policies or shall be construed to waive any right or remedy of any member of the Parent Group in respect thereof. No provision of this Agreement is intended to relieve any insurer of any Liability under any Policy.

Section 7.03. Acquisition and Maintenance of Post-Separation Insurance. Commencing on and as of the Trigger Time, the Company shall be responsible for establishing and maintaining a separate insurance program consisting of the types of Policies and coverages that the Company considers appropriate to carry on behalf of the Lithium Group (the “Post-Separation Insurance Arrangements”). Each member of the Lithium Group, as appropriate, shall be responsible for all administrative and financial matters relating to the Post-Separation Insurance Arrangements and claims relating to any period at or after the Trigger Time involving any member of the Lithium Group.

Section 7.04. Rights Under Shared Policies. At and after the Trigger Time, the Company and the members of the Lithium Group will have the right, but not the obligation, to assert claims for any Liabilities with respect to the Lithium Business, to the extent assumed by the Company or any member of the Lithium Group pursuant to this Agreement, under Parent Policies that cover any member of the Lithium Group and/or any or all of the Lithium Business within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) with third-party insurers (excluding any self-insured, captive insurance or similar program) that are “occurrence based” excess liability Policies (collectively, the “Shared Policies”) arising out of insured occurrences occurring from the date coverage thereunder first commenced until the Trigger Time to the extent that the terms and conditions of any such Shared Policies and agreements

44

relating thereto so allow (all such claims pursuant to Shared Policies in accordance with this Section 7.04, “Covered Claims”); provided that:

(a)       the Parent Group may, at any time, without liability or obligation to the Lithium Group, amend, commute, terminate, buy-out, release, sell back, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, releases, sale back arrangements, extinguishments and modifications);

(b)       the Company will promptly notify Parent of any Covered Claim and consult with Parent (and Parent will promptly respond to the Company’s request to consult) regarding such Covered Claim, and Parent shall use commercially reasonable efforts to assert and prosecute such Covered Claim in accordance with the terms of Section 7.05, to the extent that the terms and conditions of any such Shared Policy and agreements relating thereto so allow, and shall provide the Company with regular updates on the status of such Covered Claim; provided that no member of the Parent Group will bear any liability for the failure of an insurer to pay any claim under any Shared Policy;

(c)       subject to Sections 7.04(d) and 7.04(e), any proceeds received by Parent or the members of the Parent Group from any third-party insurer that relate to any Covered Claim will be promptly paid to the Company by Parent or the applicable member of the Parent Group; provided, however, that any such recovery and payment will be subject to (x) the amount of any applicable deductibles, retentions or matching deductible provisions, and, with respect to any such deductibles, retentions or matching deductible provisions which require a payment by a member of the Parent Group in respect thereof, the Company will make such payment on behalf of Parent or the applicable member of the Parent Group, and (y) any claims handling expenses, unreimbursed allocated loss adjustment or defense expenses and any amounts related to, arising out of or resulting from any residual Liability arising from such Covered Claim;

(d)       in the event that a Covered Claim relates to the same occurrence for which Parent is seeking coverage under any Shared Policy (a “Related Claim” and each other Covered Claim, an “Unrelated Claim”), any proceeds received by Parent or the members of the Parent Group from any third-party insurer that relate to such Related Claim will be allocated, subject to Section 7.04(e) and existing sublimits and aggregate limits of such Shared Policy, pro rata based on the share of the loss incurred by each of Parent and the Company (or the members of their respective Groups);

(e)       any Covered Claims will be subject to exhaustion of the Shared Policies, including existing sublimits and aggregate limits, and to the extent any such limits preclude payment in full of Parent and the Company (and the members of each of their respective Groups), the insurance proceeds available under such Shared Policy will be allocated between Parent and the Company as follows:

(i)       in the case of Unrelated Claims, on a FIFO Basis; and

45

(ii)       in the case of Related Claims, pro rata based on available insurance proceeds pursuant to such Shared Policy as if the coverage for such Related Claims was infinite;

(f)       in no event (except as provided in Section 7.04(d)) will any member of the Parent Group have any Liability whatsoever to any member of the Lithium Group if (x) any Shared Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the Lithium Group for any reason whatsoever or is not renewed or extended beyond the current expiration date, or (y) any insurer fails to pay any claim under any Shared Policy; and

(g)       any amounts unpaid by the Company in accordance with the terms of this Article VII shall be subject to the terms of Section 8.02.

Section 7.05. Claims Administration. In connection with making any Covered Claim (including any Related Claim or Unrelated Claim), without any prejudice or limitation to Parent seeking insurance under the Shared Policies for its own claims (including in respect of any Covered Claim), Parent will control the administration of all Covered Claims (other than such functions of claims administration that are performed by any insurer pursuant to an applicable Shared Policy at the time such claims are made) and shall administer such Covered Claims in a manner that is consistent in all material respects, including with respect to the timing of assertion and pursuit of coverage, with the claims administration of Parent in respect of its own claims, and the Company will (x) cooperate and assist Parent with respect to such Covered Claim and (y) not take any action that would compromise or impair Parent’s ability to prosecute such Covered Claim; provided that, if there is an actual or potential conflict of interest in such pursuit, prosecution and/or defense of any Related Claim, which, in the reasonable opinion of either party, would otherwise prevent the conduct of such claims administration by Parent, the parties will cooperate to prosecute and/or defend such coverage dispute with respect to, and to pursue coverage under, such Shared Policy pursuant to appropriate arrangements (which arrangements may require each party to retain separate counsel) for the administration of such Related Claim as may be agreed upon by the parties and permitted by such Shared Policy. Nothing in this Article VII will be construed to limit or otherwise alter in any way the indemnity obligations of the parties, including those created by this Agreement, by operation of law or otherwise.

Section 7.06. Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VII, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any third party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Separation not occurred or in the absence of the provisions of this Article VII) by virtue of the provisions hereof.

46

Article VIII
Mutual Releases; Indemnification

Section 8.01. Mutual Release of Pre-Closing Claims. (a) Except as provided in Section 8.01(c) and Section 8.03, effective as of the Separation Date, the Company does hereby, for itself and for each member of the Lithium Group as of the Separation Date and their respective successors and assigns and all Persons who at any time prior to the Separation Date have been directors, officers, agents or employees of any member of the Lithium Group (in each case, in their respective capacities as such), release and forever discharge Parent and each member of the Parent Group, and all Persons who at any time prior to the Separation Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Separation Date, including in connection with the Transactions and all other activities to implement the Transactions and any of the other transactions contemplated hereunder, and under any of the Ancillary Agreements and pursuant to the Plan of Reorganization.

(b)       Except as provided in Section 8.01(c) and Section 8.02, effective as of the Separation Date, Parent does hereby, for itself and for each member of the Parent Group as of the Separation Date and their respective successors and assigns and all Persons who at any time prior to the Separation Date, have been directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and each member of the Lithium Group as of the Separation Date, and all Persons who at any time prior to the Separation Date have been stockholders, directors, officers, managers, members, agents or employees of any Person in the Lithium Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Separation Date, including in connection with the Transactions and all other activities to implement the Transactions and any of the other transactions contemplated hereunder, under any of the Ancillary Agreements and pursuant to the Plan of Reorganization.

(c)       Nothing contained in Section 8.01(a) or (b) shall (x) impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Contracts that are specified in Section 5.03(b) or the applicable schedules thereto not to terminate as of the Separation Date, in each case in accordance with its terms or (y) release any Person from:

47

(i)       any Liability provided in or resulting from any Contract among any Persons in the Parent Group or the Lithium Group that is specified in Section 5.03(b) or the applicable schedules thereto as not to terminate as of the Separation Date, or any other Liability specified in such Section 5.03(b) as not to terminate as of the Separation Date;

(ii)       any Liability assumed or retained by, or transferred, assigned or allocated to, the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement or any Ancillary Agreement, including (A) with respect to the Company, any Lithium Liability, and (B) with respect to Parent, any Parent Liability;

(iii)       any Liability provided in or resulting from any Contract or understanding that is entered into after the Separation Date between a member of the Parent Group, on the one hand, and a member of the Lithium Group, on the other hand;

(iv)       any Liability that the parties may have with respect to claims for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article VIII or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)       any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 8.01, in which case solely to the extent the release would result in the release of such other Person.

In addition, nothing contained in Section 8.01(a) shall release Parent from indemnifying any director, officer or employee of the Company who was a director, officer or employee of Parent or any of its Affiliates on or prior to the Separation Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Separation Date, it being understood that if the underlying obligation giving rise to such Action is a Lithium Liability, the Company shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VIII.

(d)       The Company shall not, and shall not permit any Person in the Lithium Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Parent or any Person in the Parent Group, or any other Person released pursuant to Section 8.01(a), with respect to any Liabilities released pursuant to Section 8.01(a). Parent shall not, and shall not permit any Person in the Parent Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification against the Company or any Person in the Lithium Group, or any other Person released pursuant to Section 8.01(b), with respect to any Liabilities released pursuant to Section 8.01(b). If any Person associated with

48

either Parent or the Company (including any of their respective directors, officers, agents or employees) initiates an Action with respect to claims released by this Section 8.01, the party with which such Person is associated shall indemnify the other party against such Action in accordance with the provisions set forth in this Article VIII.

(e)       It is the intent of each of Parent and the Company, by virtue of the provisions of this Section 8.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Separation Date, between or among the Company or any member of the Lithium Group, on the one hand, and Parent or any Person in the Parent Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Separation Date), except as expressly set forth in Section 8.01(c), Section 8.02 or Section 8.03, as applicable. At any time, at the request of any other party, each party shall cause each member of its respective Group and, to the extent practicable, each other Person to execute and deliver releases reflecting the provisions hereof.

Section 8.02. Indemnification by the Company. Except as provided in Section 8.06, the Company shall indemnify, defend and hold harmless Parent and each member of the Parent Group and each of their Affiliates and Parent’s, each member of the Parent Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Losses of the Parent Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(a)       all Lithium Liabilities, including the failure of the Company or any member of the Lithium Group or any other Person to pay, perform or otherwise promptly discharge any Lithium Liability in accordance with its terms;

(b)       the Lithium Business;

(c)       any breach by the Company or any member of the Lithium Group of this Agreement or any of the Ancillary Agreements;

(d)       any breach by the Company of any of the representations and warranties made by the Company on behalf of itself and the members of the Lithium Group in this Agreement or any Ancillary Agreement;

(e)       any use by the Company or any of its permitted sublicensees of any Licensed IP; and

(f)       any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information

49

contained in any Disclosure Document with respect to the IPO other than any such statement or omission in the Disclosure Document furnished by Parent solely in respect of Parent expressly for use in such Disclosure Document.

Notwithstanding anything to the contrary herein, in no event will any Parent Indemnitee have the right to seek indemnification from the Company or any member of the Lithium Group with respect to any claim or demand against any Person in the Parent Group for the satisfaction of the Parent Liabilities.

Section 8.03. Indemnification by Parent. Except as provided in Section 8.06, Parent shall indemnify, defend and hold harmless the Company, each member of the Lithium Group and each of their Affiliates and the Company’s, each member of the Lithium Group’s and their respective Affiliates’ respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(a)       all Parent Liabilities, including the failure of Parent or any member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liability in accordance with its terms;

(b)       the Parent Business;

(c)       any breach by Parent or any member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d)       any breach by Parent of any of the representations and warranties made by Parent on behalf of itself and the members of the Parent Group in this Agreement or any Ancillary Agreement; and

(e)       any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Disclosure Document with respect to the IPO, the Distribution or otherwise, in each case solely to the extent furnished by Parent solely in respect of Parent and expressly for use in such Disclosure Document and which information is set forth on Schedule 8.03(e).

Notwithstanding anything to the contrary herein, in no event will any Company Indemnitee have the right to seek indemnification from the Parent or any member of the Parent Group with respect to any claim or demand against any Person in the Lithium Group for the satisfaction of the Lithium Liabilities.

Section 8.04. Third-Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the Parent Group or the Lithium Group of any claim or of the

50

commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 8.02 or Section 8.03, or any other Section of this Agreement (collectively, a “Third-Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within forty-five (45) days) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 8.04(a) shall not relieve the related Indemnifying Party of its obligations under this Article VIII, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.

(b)       An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third-Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 8.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (1) the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (2) the Third-Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c)       If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 8.04(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party at the actual rates charged by counsel.

(d)       Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim within the time period specified in clause (b) above, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or

51

opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e)       In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent of the Indemnitee if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (ii) to ascribe any fault on any Indemnitee in connection with such defense.

(f)       Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third-Party Claim.

Section 8.05. Survival of Indemnification Obligations. The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect indefinitely, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. The rights and obligations of each of Parent and the Company and their respective Indemnitees under this Article VIII shall survive the merger or consolidation of any party, the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, or the change of form or change of control of any party.

Section 8.06. Limitation of Liability. (a) The amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any amounts actually recovered from any Person, including any Insurance Proceeds actually recovered by or on behalf of the Indemnitee, in respect of the related Loss; provided that nothing contained in this Agreement or any Ancillary Agreement shall obligate any Indemnitee to seek, pursue, collect or otherwise make any claim under any Policy (including any Shared Policy) other than in accordance with the terms of Article VII. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently actually recovers any amount from any Person, including Insurance Proceeds, in respect of such related Loss, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)       An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it

52

being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c)       Any Indemnity Payment made by the Company shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Parent Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed. Any Indemnity Payment made by Parent shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives an amount equal to the amount it would have received had no such Taxes been imposed.

(d)       If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

(e)       NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF THE MEMBERS OF ITS GROUP BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, COLLATERAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR LOST BUSINESS OPPORTUNITIES SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INDIRECT, INCIDENTAL, COLLATERAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR LOST BUSINESS OPPORTUNITIES TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 8.06(e).

Section 8.07. Additional Matters. (a) Any claim on account of a Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.

53

(b)       In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third -Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)       In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third-Party Claim.

Section 8.08. Remedies Cumulative. The remedies provided in this Article VIII shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 8.09. Existing Litigation. The Existing Lithium Litigation Matters constitute pre-existing Third-Party Claims, which were initiated prior to the Separation Date and for which proper notice has been given, and the Company hereby expressly assumes control of such Existing Lithium Litigation Matters pursuant to Section 8.04(b) as the Indemnifying Party. The parties further agree that the Existing Lithium Litigation Matters are and shall remain and be treated as Third-Party Claims after the Separation Date. Notwithstanding anything herein to the contrary, (a) the Company agrees to indemnify each Parent Indemnitee for the Existing Lithium Litigation Matters pursuant to the terms of indemnification set forth in Article VIII for any and all Losses incurred or suffered by any Parent Indemnified Party whether such Losses arise or accrue prior to, on or following the Separation Date, (b) the Company shall consult with Parent on case management and strategy for such Existing Lithium Litigation Matters and will consider in good faith Parent’s input in respect thereof, (c) Parent shall be permitted to participate in such Existing Lithium Litigation Matters and to retain separate counsel, in each case at Parent’s sole cost and expense and (d) the Company shall not settle or otherwise resolve any such Existing Lithium Litigation Matter without Parent’s prior written consent, which shall not be unreasonably withheld or delayed, unless such settlement or resolution (i) contains no admission of any wrongdoing or culpability on behalf of the Company or Parent or any member of their respective Groups, (ii) contains a full release of both Parent and the Company from all Liability in respect thereof and (iii) would not, in Parent’s reasonable discretion, be reasonably likely to either materially prejudice Parent

54

or any member of its Group in respect of any other ongoing, pending or threatened Action or result in or cause any increase in the cost of any insurance coverage maintained by the Parent Group in respect of such matters. Each of Parent and the Company agrees that the outside legal counsel currently retained in connection with the Existing Lithium Litigation Matters may continue to represent the interests of both Parent and the Company, subject to Section 8.04(b).

Article IX
Miscellaneous

Section 9.01. Termination. (a) This Agreement may be terminated:

(i)       at any time by the mutual consent of Parent and the Company;

(ii)       at any time prior to the Separation Date by Parent in its sole and absolute discretion and without the consent of the Company or any other Person; and

(iii)       solely with respect to the obligations of the parties pursuant to Article IV (including the obligation to pursue or effect the Distribution), by Parent, in its sole and absolute discretion and without the consent of the Company or any other Person, at any time prior to the Distribution.

(b)       In the event of any termination of this Agreement pursuant to Section 9.01(a)(i) or (a)(ii), no party to this Agreement (or any of its directors, officers, members or managers) shall have any Liability or further obligation to any other party under this Agreement, except for any breach that occurs prior to such termination. In the event of any termination of this Agreement on or after the Separation Date, only the provisions of Article IV will terminate and the other provisions of this Agreement and each Ancillary Agreement shall remain in full force and effect.

Section 9.02. Expenses. Parent and the Company shall each bear the costs and expenses incurred or paid in connection with the Separation, the IPO, the Distribution and any other related transaction, as applicable, set forth below their respective names on Schedule 9.02. All other third-party fees, costs and expenses paid or incurred in connection with the foregoing (except as specifically allocated pursuant to the terms of this Agreement or any Ancillary Agreement) will be paid by the party incurring such fees or expenses, whether or not the Separation Date or a Distribution occurs, or as otherwise agreed by the parties in writing.

Section 9.03. Dispute Resolution. In the event of any dispute or disagreement between any member of the Parent Group, on one hand, and any member of the Lithium Group, on the other hand, as to the interpretation of any provision of the Agreement or any Ancillary Agreement or the performance of any obligations hereunder or thereunder (a “Dispute”), the Dispute, upon written request of Parent or the Company, as applicable, shall first be referred to senior managers of the parties for resolution. Following any written request delivered pursuant to the foregoing, such senior managers of the parties

55

shall promptly meet in a good-faith effort to resolve the Dispute. If such senior managers are not able to resolve the Dispute within sixty (60) days after such initial meeting, the Dispute shall be further referred to an independent member of the Parent Board, on the one hand, and the Company Board, on the other hand, and in either case who is not also a member of the board of directors of the other party (the “Independent Directors”). Following the referral of such Dispute in accordance with the foregoing, the Independent Directors shall promptly meet in a good-faith effort to resolve the Dispute. If the Independent Directors are unable to resolve the Dispute within sixty (60) days after such initial meeting, each of Parent and the Company shall be free to exercise all rights and remedies available under law or equity with respect to such Dispute.

Section 9.04. Governing Law; Exclusive Forum. (a) This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of Delaware.

(b)       With respect to any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions, each party to this Agreement irrevocably (i) consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, so long as one of such courts shall have subject matter jurisdiction over such Action; (ii) waives any objection which such party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such party; and (iii) consents to the service of process at the address set forth for notices in Section 9.11 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

Section 9.05. Waiver of Jury Trial. SUBJECT TO SECTIONS 9.04(b) AND 9.06 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05.

Section 9.06. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement,

56

the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 9.07. Counterparts; Entire Agreement; Conflicting Agreements. (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, execution by an original signature.

(b)       This Agreement, the Ancillary Agreements, the exhibits, the schedules and the appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c)       In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Subject to Section 8.06(d), in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters; provided that in respect of any Local Separation Agreement, this Agreement shall control with respect to all matters, except in respect of the provisions set forth on Schedule 2.02(d). Without limiting the foregoing, except as explicitly provided in this Agreement, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto) which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement and to the extent of any inconsistency between this Agreement and either of the Tax Matters Agreement or Employee Matters Agreement, the terms of the Tax Matters Agreement or Employee Matters Agreement, as the case may be, shall govern. If a Subsidiary of Parent and a Subsidiary of the Company are parties to a Local Separation Agreement entered into prior to the Separation Date, then any transfer, assumption or payment (other than payments for products purchased, services provided or royalties accrued after the Separation Date) between such entities pursuant to this Agreement or any Ancillary Agreement that is not otherwise transferred, assumed or assigned pursuant to an agreement between such entities shall be treated as occurring between such entities pursuant to such Local Separation Agreement on the date of such Local Separation Agreement.

(d)       Parent represents on behalf of itself and each member of the Parent Group, and the Company represents on behalf of itself and each member of the Lithium Group, as follows:

57

(i)       each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)       this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Separation Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 9.08. No Construction Against Drafter. The parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the parties. Having acknowledged the foregoing, the parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

Section 9.09. Assignability. This Agreement (including the License) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement (including the License) without the express prior written consent of the other party or parties hereto. Notwithstanding the foregoing, either party may assign this Agreement without consent in connection with, and nothing in this Section 9.09 shall be deemed to apply to, (a) a merger transaction in which such party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such party’s assets, or (b) the sale of all or substantially all of such party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning party under this Agreement, and the assigning party provides written notice and evidence of such assignment and assumption to the non-assigning party. No assignment permitted by this Section 9.09 shall release the assigning party from liability for the full performance of its obligations under this Agreement.

Section 9.10. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Parent Indemnitee or Company Indemnitee in their respective capacities as such, xxii) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including employees of the parties hereto) except the parties any rights or remedies hereunder, and xxiii) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

58

Section 9.11. Notices. All notices and other communications to be given to any party under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid or electronically mailed (with a response confirming receipt) and shall be directed to the address set forth below (or at such other address or e-mail address as such party shall designate by like notice):

If to Parent, to:

FMC Corporation
FMC Tower
2929 Walnut Street
Philadelphia, PA 19104
Attention: Executive Vice President and General Counsel

Email: General.Counsel@fmc.com

If to the Company to:

Livent Corporation
FMC Tower
2929 Walnut Street
Philadelphia, PA 19104
Attention: Executive Vice President and General Counsel

Email: LiventGeneral.Counsel@livent.com

Section 9.12. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties to the fullest extent possible.

Section 9.13. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14. Survival of Covenants. The covenants contained in this Agreement, indemnification obligations and liability for the breach of any obligations contained herein, shall survive the Separation Date and the consummation of the Transactions contemplated by this Agreement and shall remain in full force and effect indefinitely.

59

Section 9.15. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 9.16. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.17. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

60

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

FMC CORPORATION

By:	/s/ Pierre Brondeau
	Name:	Pierre Brondeau
	Title:	Chief Executive Officer

LIVENT CORPORATION

By:	/s/ Paul Graves
	Name:	Paul Graves
	Title:	Chief Executive Officer and President